Exhibit 4.10

GOLDRICH MINING COMPANY

an Alaska corporation

(the “Company”)

_______________

STATEMENT OF DESIGNATION

of

SHARES OF PREFERRED STOCK

_______________

Pursuant to Section 320 of the Alaska Corporations Code (the “Alaska Code”), this Statement of Designation sets forth a copy of a resolution creating and authorizing the issuance and determining the rights, preferences, privileges and restrictions of a series of shares of preferred stock designated as Series C Convertible Preferred Stock (“Series C Stock”) adopted by the board of directors of the Company (the “Board”).

We, the undersigned officers of the Company, hereby state and otherwise certify that, on November 25, 2015, the Board, pursuant to authority vested in it by Article Four of the Company’s Articles of Incorporation, as amended and restated on November 29, 2013, and in accordance with Sections 308 and 315 of the Alaska Code, duly adopted a resolution creating and authorizing the issuance of 250 shares of Series C Stock, no par value, and setting forth the rights, preferences, privileges and restrictions of the Series C Stock, a copy of which resolution is attached hereto as Exhibit A.

IN WITNESS WHEREOF, the Company has caused this Statement of Designation to be duly executed on its behalf at Spokane, Washington effective as of November 25, 2015.

GOLDRICH MINING COMPANY

/s/ William Schara

____________________________________

By: William V. Schara

Title: President

/s/ Ted R. Sharp

____________________________________

By: Ted R. Sharp

Title: Secretary

Exhibit A

RESOLVED, the board of directors (the “Board”) of Goldrich Mining Company (the “Company”) hereby authorizes, approves, ratifies and confirms, pursuant to Sections 308 and 315 of the Alaska Corporations Code (the “Alaska Code”) and Article Four of the Company’s Articles of Incorporation, the designation of 250 shares of the authorized and undesignated 8,999,700 shares of preferred stock of the Company, par value as the Board may determine, as Series C Convertible Preferred Stock (“Series C Stock”).  The rights, preferences, privileges and restrictions and other matters relating to the Series C Stock are set forth below:

1.

Series C Convertible Preferred Stock Par Value

The Series C Stock shall have no par value.

2.

Liquidation Rights

(a)

Subject to Section 2(b) below, in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (in each case, a “Liquidation Event”), each holder of outstanding shares of Series C Stock shall be entitled to be paid out of the assets of the Company available for distribution to stockholders, whether such assets are capital, surplus or earnings and before any amount shall be paid or distributed to the holders of any class of the Company’s common stock, par value $0.10 per share (the “Common Stock”), or of any other stock ranking on liquidation junior to the Series C Stock, an amount in cash equal to $1,000 per share (adjusted appropriately for stock splits, stock dividends and the like) (the “Series C Liquidation Amount”), payable pari passu with the preference with any other securities ranking equal in liquidation preference; provided, however, that if upon any Liquidation Event, the amounts payable with respect to the Series C Stock are not paid in full, the holders of the Series C Stock shall share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled.

(b)

Holders of the Company’s Series A Preferred Stock and Series B Preferred Stock shall be paid in advance of holders of Series C Stock on the occurrence of a Liquidation Event.

(c)

After payment has been made to the holders of the Series C Stock of the applicable Series C Liquidation Amount in accordance with Section 2(a), the assets of the Company available for distribution to stockholders, whether such assets are capital, surplus or earnings, an amount equal to the total price per share paid (in cash and/or property) shall be distributed ratably among the holders of Series A Preferred Stock (on an as-if-converted basis), Series B Preferred Stock (on an as-if-converted basis), Series C Stock (on an as-if-converted basis) and Common Stock (adjusted appropriately for stock splits, stock dividends and the like).

(d)

A merger or consolidation of the Company (except (i) a merger into or with a wholly-owned subsidiary of the Company with requisite stockholder approval or (ii) a merger in which the beneficial owners of the Company’s outstanding capital stock immediately prior to such transaction hold more than 50% of the voting power in the resulting entity) or a sale of all or substantially all of the assets of the Company shall be regarded as a Liquidation Event within the meaning of this Section 2; provided, however, that each holder of the Series C Stock shall have the right to convert his, her or its shares of Series C Stock to Common Stock pursuant to Section 4(a) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Company pursuant to this Section 2.  Notice of such conversion shall be submitted in accordance with the provisions of Section 4(g) hereof no later than ten (10) days before the effective date of such Liquidation Event.

(e)

If any assets other than cash are to be distributed under this Section 2 or for any purpose, the value of such assets will be deemed to be their fair market value as determined in good faith by the Board; provided, however, (i) in the case of a merger or consolidation of the Company (except a merger into or with a wholly-owned subsidiary of the Company with requisite stockholder approval or a merger in which the beneficial owners of the Company’s outstanding capital stock immediately prior to such transaction hold more than 50% of the voting power in the resulting entity) or a sale of all or substantially all of the assets of the Company, the value of any securities shall be determined in the manner specified in the agreement entered into by the Company in connection with the transaction; and (ii) in the case of any other transaction, any securities (the “Fair Market Price”) shall be valued as follows:

(A)

if traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) business days prior to the distribution;

(B)

if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) business days prior to the distribution; and

(C)

if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.

3.

Voting Rights

(a)

General.  Each holder of Series C Stock shall be entitled to vote on all matters upon which holders of Common Stock would be entitled to vote and shall be entitled to that number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Series C Stock could be converted under Section 4, at the record date for the determination of stockholders entitled to vote on such matter, or, if no such record date is established, at the day before the first notice of the meeting of stockholders at which the vote is to be taken is delivered to stockholders, or the date any written consent of stockholders is solicited if the vote is not to be taken at a meeting.  Notwithstanding any provision of this Certificate of Designation, each such holder shall be entitled to notice of any stockholders’ meeting in accordance with the Company’s Bylaws. Except as otherwise expressly provided in the Company’s Articles of Incorporation, by the Alaska Code or this Certificate of Designation, the holders of shares of Series C Stock shall vote together as a single class with the Common Stock on an as-if-converted basis on all matters.

(b)

Protective Provisions.  For as long as any shares of Series C Stock at any time issued remain outstanding, without the affirmative consent of the holders of at least a majority of Series C Stock then outstanding, voting as a separate class, given by written consent or by vote at a meeting called for such purpose for which notice shall have been duly given to the holders of Series C Stock, the Company shall not:

(i)

adopt any amendment to this Certificate of Designation, or any amendment to its Articles of Incorporation or Bylaws, that eliminates, amends, restricts or otherwise adversely affects the rights and preferences of the Series C Stock; or

(ii)

purchase shares of capital stock, except pursuant to agreements with employees or consultants of the Company providing for repurchases of the Company’s capital stock upon termination of the employees or consultants, provided such repurchases are approved by the Board.

4.

Conversion Rights

The holders of Series C Stock shall have the following rights with respect to the conversion of Series C Stock into Common Stock:

(a)

General.  Any share of Series C Stock may, at the option of the holder, be converted at any time following the date that is one year from the date of issuance of the Series C Stock into such number of fully-paid and non-assessable shares of Common Stock as is equal to the product obtained by multiplying the Series C Conversion Rate (determined under Section 4(b)) by the number of shares of Series C Stock being converted.

(b)

Conversion Rate.  The conversion rate for Series C Stock in effect at any time (the “Series C Conversion Rate”) shall equal $1,000.00 divided by the Series C Conversion Price, calculated as provided in Section 4(c).

(c)

Conversion Price.  The conversion price for Series C Stock in effect from time to time, except as adjusted in accordance with Section 4(d), shall be $0.03 per share (the “Series C Conversion Price”).

(d)

Adjustments to Conversion Price and Conversion Rate.  Notwithstanding anything in this Section 4 to the contrary, no change in the Conversion Rate shall be made until the cumulative effect of the adjustments called for by this Section 4 since the date of the last change in the Conversion Rate would change the Conversion Rate by more than 1%.  However, once the cumulative effect would result in such a change, then the Conversion Rate shall be changed to reflect all adjustments called for by this Section 4 and not previously made.  Subject to the foregoing, the Conversion Rate shall be adjusted from time to time as follows:

(i)

In case of any consolidation or merger of the Company with any other corporation (other than a wholly owned subsidiary of the Company), or in case of any sale or transfer of all or substantially all of the assets of the Company, or in case of any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, the Company shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that holders of each share of Series C Stock then outstanding shall have the right thereafter to convert such share of Series C Stock into the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock into which such share of Series C Stock could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer or share exchange.  If in connection with any such consolidation, merger, sale, transfer or share exchange, each holder of shares of Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company shall provide or cause to be provided to each holder of Series C Stock the right to elect the securities, cash or other assets into which the Series C Stock held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

(ii)

In case the Company shall (i) pay a dividend or make a distribution on its Common Stock in shares of its capital stock; (ii) subdivide its outstanding Common Stock into a greater number of shares; (iii) combine the shares of its outstanding Common Stock into a smaller number of shares; or (iv) issue by reclassification of its Common Stock any shares of its capital stock, then in each such case the Conversion Price in effect immediately prior thereto shall be proportionately adjusted so that the holder of any Series C Stock thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Company which such holder would have owned or have been entitled to receive after the happening of such event had such Series C Stock been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action).  An adjustment pursuant to this subparagraph (ii) shall become effective immediately after the record date in the case of a stock dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(e)

Capital Reorganization or Reclassification.  If the Common Stock issuable upon the conversion of Series C Stock shall be changed into the same or a different number of shares of any class or classes of stock of the Company, whether by capital reorganization, reclassification or otherwise, then and in each such event the holder of each share of Series C Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such share of Series C Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(f)

Accountant’s Certificate as to Adjustments Notice by the Company.  In each case of an adjustment or readjustment of the Series C Conversion Rate, the Company at its expense will furnish each holder of Series C Stock, as applicable, with a certificate, prepared by independent public accountants of recognized standing if so required in writing by holders of a majority of the outstanding Series C Stock, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

(g)

Exercise of Conversion Privilege.

(i)

Generally.  Promptly after receiving the certificate representing shares of any Series C Stock being converted, the Company shall: (A) issue and deliver to the holder of the shares of Series C Stock being converted, or, if permitted by applicable securities laws, to the nominee or nominees of such holder, a certificate or certificates as such holder may request for the number of whole shares of Common Stock issuable in accordance with the provisions of this Section 4 upon the conversion of such shares of Series C Stock; and (B) pay to such holder cash, as provided in Section 4(h), in respect of any fraction of a share of Common Stock issuable upon such conversion.  Conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date (as defined below for voluntary conversions and for mandatory conversions), and at such time, whether or not certificates representing the shares being converted shall have been received by the Company or its transfer agent in the case of a mandatory conversion, the rights of the holder as holder of the converted shares of Series C Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

(ii)

Voluntary Conversion.  Before any holder of shares of Series C Stock shall be entitled to voluntarily convert such shares to Common Stock pursuant to Section 4(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such shares and, if appropriate, shall give written notice by mail, postage prepaid, addressed to the same location at which the certificate or certificates were or will be surrendered, of the election to convert such shares and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  With respect to a voluntary conversion pursuant to Section 4(a), the date when written notice of the holder’s election to convert is received by the Company or a transfer agent for the shares to be converted, together with the certificate or certificates representing the shares to be converted, shall be the “Conversion Date.”  Notwithstanding the foregoing, if a holder of shares of Series C Stock conditions such voluntary conversion on the occurrence or non-occurrence of a stated event, the date on which such event shall occur (or fail to occur, as the case may be) shall be the Conversion Date.

(h)

Cash in Lieu of Fractional Shares.  No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series C Stock, but the Company shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined by the Fair Market Price) at the close of business on the Conversion Date.  The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series C Stock being converted at any one time by any holder thereof, not upon each share of Series C Stock being converted.

(i)

Partial Conversion.  In the event some but not all of the shares of Series C Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the shares of Series C Stock that were not converted.

(j)

Reservation of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series C Stock and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series C Stock, the Company shall as soon as reasonably practicable take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k)

Other Distributions.  In the event that the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, assets (excluding cash dividends) or options or rights, the holders of Series C Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Company into which their shares of Series C Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.

5.

Redemption

In the event that the Company sells any or all of its assets, in any combination, whether pursuant to a merger, share exchange, stock purchase, business combination or other similar transaction, for aggregate total compensation greater than $3,000,000 within a one-year period following the date of issuance of the Preferred Shares (the “Redemption Period”), the Purchaser shall have the right to demand that the Company redeem all or some of the outstanding Securities (the “Redemption Right”) at a redemption price equal to the Aggregate Purchase Price of such Securities being redeemed plus an additional amount equivalent to the amount of interest that would have accrued on the Aggregate Purchase Price of the Securities being redeemed at a rate of 15% from the date of issuance of the Preferred Shares through to the date of redemption

(the “Redemption Price”) by providing written notice to the Company of its election to demand such redemption within 10 days of the Company providing notice of such transactions, which notice the Company will provide promptly to the Purchaser upon signing of the definitive documents in relation to such transactions.

6.

Notices of Record Date

In the event of any capital reorganization of the Company, any reclassification of the capital stock of the Company, or any Liquidation Event, the Company shall mail or deliver, or cause to be mailed or delivered, to each holder of Series C Stock a notice specifying: (a) if a plan of merger, consolidation or exchange is to be submitted for approval by the Company’s shareholders, the place, day and hour of the meeting and purpose for which the meeting is called and including a copy or summary of the plan of merger, consolidation or exchange and copies of Alaska Code Sections 574 and 576; (b)  the date on which any such reorganization, reclassification, or Liquidation Event is expected to become effective; and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, or Liquidation Event.  Such notice shall be mailed or delivered no later than ten (10) days prior to the date specified in such notice on which such action is to be taken.

7.

Transfer

The shares of Series C Stock are non-transferrable.

8.

Other Rights

Except as otherwise provided in this Certificate of Designation, each share of Series C Stock and each share of Common Stock shall be identical in all respects, shall have the same powers, preferences and rights, without preference of any such class or share over any other such class or share.